Exhibit 10(bb)
LITTON INDUSTRIES, INC.
RESTORATION PLAN
(Amended and Restated Effective as of January 1, 2005)

Appendices
Appendix 1 — Participating Divisions and Subsidiaries
Appendix A — Assumptions to Calculate the Present Value of Remaining Restoration Plan Benefits
Appendix B — 2005-2007 Transition Rules
Appendix C — Post 2007 Distribution of 409A Amounts
Appendix Regarding Acquisition Of Litton Industries, Inc.
Appendix Regarding Investment Matters
Appendix Regarding Plan Administration

The Litton Industries, Inc. Restoration Plan (the “Plan”) became effective January 1, 1987 and is hereby amended and restated effective as of January 1, 2005. This restatement is intended to address the requirements of Code section 409A and certain other changes.
Section 1 — General
1.1	Purpose — The purpose of the Plan is to provide, on an unfunded basis, the aggregate amount of Annual Benefits earned by the Affected Employees of the Participating Divisions and Subsidiaries of Litton Industries, Inc., a Delaware corporation, and any unit thereof, enumerated in Section 2 and hereinafter referred to collectively as the “Company”. The Plan is intended to comply with Code section 409A and official guidance issued thereunder (except for Grandfathered Amounts). Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with this intention.

1.2	Coverage
A.	Unless otherwise provided, the provisions of the Plan shall apply to any Affected Employee who incurs a Termination of Employment on or after January 1, 1989.

B.	Any subsequent amendment to this Plan shall apply only to an Affected Employee who incurs a Termination of Employment on or after the effective date of said amendment, unless said amendment provides otherwise.
Section 2 — Participating Divisions and Subsidiaries
2.1	Participating Division or Subsidiary — The Participating Divisions and Subsidiaries and their respective participation dates are listed in Appendix 1 attached hereto. When the name or status of a Participating Division or Subsidiary is changed, the change shall be effective for Plan purposes.
Section 3 — Definitions
As used in the Plan, the following terms shall have the meanings defined below.

3.1	Actuarial Equivalent — Except as otherwise provided by the next sentence, the definition of such term under the Litton Industries, Inc. Retirement Plan “B”, as amended. On or after a Change of Control, an Affected Employee’s benefit, a Spouse’s benefit, or a Beneficary’s benefit, shall be computed using the actuarial factors set forth in Appendix A hereof.

3.2	Affected Employee — An Affected Employee, for any particular Plan Year, is an individual employed as a common law employee by the Company (except that an individual who is a participant under the Litton Supplemental Retirement Plan, as amended, for such Plan Year shall, notwithstanding any other provision of the Plan, be deemed to have a Retirement Account Restricted Amount of zero for such Plan Year) 8%

of whose Annual Compensation for that particular Plan Year exceeds the maximum amount of elective deferrals available to such Affected Employee to a Code section 401(k) plan for such Plan Year and who was a participant in the Litton Financial Security and Savings Program, as amended from time to time, (the “FSSP”) for such Plan Year and who contributed his legally permissable maximum amount to the FSSP for such Plan Year.

3.3	Affiliate Company or Affiliated Companies — Each company fifty percent (50%) or more of whose voting stock is owned directly or indirectly by Litton Industries, Inc., its successors or assigns, and which company is not a participating division or subsidiary of the Plan.

3.4	Annual Benefit — The portion of the total annual retirement benefit that an Affected Employee is entitled to with respect to a particular Plan Year, determined in accordance with Section 6.1, Section 6.2, or Section 6.3, whichever is applicable.

3.5	Annual Benefit Statement — The statement given to an Affected Employee for each Plan Year such Affected Employee is entitled to an Annual Benefit under the Plan. All such Annual Benefit Statements shall be in the form prescribed by the Plan Administrator.

3.6	Annual Compensation — An Affected Employees wages paid or deferred by the Company (limited, however, to wages paid or deferred by the Company on or after the date the Participating Division or Subsidiary by which the Affected Employee is employed became a Participating Division or Subsidiary), as determined under section 3121 of the Code without regard to the dollar limitation of section 3121(a)(1) of the Code, excluding therefrom any amount so paid which represents (a) reimbursed expenses, (b) wages not paid in cash, (c) cash received pursuant to the exercise of a stock appreciation right, or (d) certain other wage items as may be agreed to from time to time between the Company and one or more Affected Employees.

Wages deferred by an Affected Employee shall be treated as Annual Compensation only for the Plan Year of deferral and not for the Plan Year of actual payment.

3.7	Beneficiary means the Spouse of an Affected Employee or, if there is no surviving Spouse at the time of the Affected Employee’s death or if the Spouse has previously given written consent, such other person(s) designated by the Affected Employee on a form provided by the Plan Administrator to receive any payment or payments becoming due to a Beneficiary under the Plan. Such designation may be changed from time to time, except that a designated Beneficiary may not be changed after the commencement of retirement benefits. Any spousal consent required hereunder shall be invalid unless signed by the Spouse and witnessed by the Plan Administrator, his representative or a notary public.

3.8	Board — The Board of Directors of Litton Industries, Inc., a Delaware corporation.

3.9	Break in Service Period — The definition of such term under the Litton Industries, Inc. Retirement Plan “B”, as amended from time to time.

3.10	Change in Control shall mean —
(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 3.10(a), the following acquisitions of stock shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of Section 3.10(c); or

(b)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no person

(excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
3.11	Code — The Internal Revenue Code of 1986, as amended.

3.12	Committee shall mean —
(a)	The Compensation and Selection Committee of the Board.

(b)	Notwithstanding Section 3.12(a), upon a Change of Control, the Committee shall mean exclusively the “special administrators.” The “special administrators” shall be the individuals who constituted the Committee immediately prior to the Change of Control. The “special administrators” shall constitute the Committee until the last day of the eighteenth month following the month in which the Change of Control occurred. The “special administrators” shall have all rights and authority reserved to the Committee under this Plan.

(c)	If a “special administrator” dies, becomes disabled, or resigns as “special administrator” during the period that the “special administrators” constitute the Committee, the remaining “special administrator(s)” shall continue to serve as the Committee without interruption. A successor “special administrator” shall be required only if there are less than three (3) remaining “special administrators.” If a successor “special administrator” is required, the successor shall be the individual who, at that time, (1) is not already a “special administrator,” and (2) is not a Participant or currently an employee of the Company, and (3) was the member of the Board immediately prior to the Change of Control with the longest period of service on the Board, and (4) agrees to serve as a “special administrator.”

(d)	If a successor “special administrator” is required and there are no individuals remaining who satisfy the criteria described in Section 3.12(c), then a successor “special administrator” shall either be appointed by the Trustee or, in the Trustee’s discretion, the Trustee shall submit the selection of the “special administrator(s)” to an arbitrator, the costs of which shall be borne fully by the Company, to be decided in accordance with the American Arbitration Association Commercial Arbitration Rules then in effect. If at any time, there are no remaining “special administrators,” the Trustee shall act as the “special administrator” until the successor(s) is selected.
3.13	Coverage Date — January 1, 1987, or the date an employee of the Company first becomes an Affected Employee, if later.

3.14	Designated Foreign Corporation — An entity: (a) created under the laws of a country other than the United States; (b) of which a majority of the voting shares are owned directly or indirectly by Litton Industries, Inc.; and (c) with respect to which the Company has entered into an agreement under section 3121(l) of the Code, and has satisfied the provisions of section 406 of the Code.

3.15	Director — shall mean a member of the Board of Directors of Litton Industries, Inc.

3.16	Grandfathered Amount — Plan benefits that were earned and vested as of December 31, 2004 within the meaning of Code section 409A and official guidance thereunder.

3.17	Interest — The amount of interest (based on a stated rate of interest, compounded annually, as determined by the Board or its delegate) with respect to the Retirement Account and Savings Account Restricted Amounts of all Affected Employees for a particular Plan Year with such rate of interest to be fixed for all of such Restricted Amounts and to commence on the first day of the Plan Year succeeding such particular Plan Year and to continue for all Plan Years thereafter; but such interest shall cease with respect to the Retirement Account and Savings Account Restricted Amounts of any particular Affected Employee upon the later of: (i) the last day of the month such Affected Employee is projected to attain his Normal Retirement Date for purposes of determining the amount of such Affected Employee’s annual retirement benefit pursuant to Section 6.1; or (ii) if such Affected Employee attains Retirement after his Normal Retirement Date, the last day of the month such Affected Employee attains Retirement.

3.18	Key Employee — An employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) of Litton or the Affiliated Companies (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if Litton’s or an Affiliated Company’s stock is publicly traded on an established securities market or otherwise. Litton shall determine in accordance with a uniform Litton policy which employees are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year. For purposes of this Section only, “Affiliated Company” means Litton and any other entity related to Litton under the rules of Code section 414. The Affiliated Companies include Northrop Grumman Corporation and its 80%-owned subsidiaries and may include other entities as well.

3.19	Litton — Litton Industries, Inc. or any successor thereto.

3.20	Mandatory Contribution shall mean, as of a Change of Control, an amount equal to the excess of “A” over “B,” where —
(a)	“A” is one hundred twenty percent (120%) of the present value of all vested benefits under the Plan determined under the factors set forth in Appendix A; and

(b)	“B” is the current value of the Trust as determined by the Trustee on the business day immediately preceding the day that a Mandatory Contribution is paid to the Trustee.
3.21	Payment Date — The 1st of the month coincident with or following the later of (a) the date the Affected Employee attains age 55, or (b) the date the Affected Employee Separates from Service.

3.22	Pension Plan and Pension Plans — Any of the following:
(a)	The Northrop Grumman Retirement Plan

(b)	The Northrop Grumman Retirement Plan—Rolling Meadows Site

(c)	The Northrop Grumman Retirement Value Plan (effective as of January 1, 2000)

(d)	The Northrop Grumman Electronics Systems — Space Division Salaried Employees’ Pension Plan (effective as of the Aerojet Closing Date)

(e)	The Northrop Grumman Electronics Systems — Space Division Union Employees’ Pension Plan (effective as of the Aerojet Closing Date)
“Aerojet Closing Date” means the Closing Date specified in the April 19, 2001 Asset Purchase Agreement by and Between Aerojet-General Corporation and Northrop Grumman Systems Corporation.

3.23	Plan — Litton Industries, Inc. Restoration Plan.

3.24	Plan Administrator — The person appointed to administer the Plan pursuant to Section 12.

3.25	Plan Year — January 1, 1987 to December 31, 1987 and each calendar year thereafter.

3.26	Restricted Amount — As applied for any particular Plan Year to a particular Affected Employee, the Restricted Amount of such Affected Employee shall be the amount, if any, by which 8% of such Affected Employee’s Annual Compensation for the particular Plan Year under consideration exceeds the maximum amount of elective deferrals available to such Affected Employee to a Code section 401(k) plan for such Plan Year.

3.27	Retirement — An Affected Employee who incurs a Termination of Employment attains Retirement under the Plan when he is eligible to and elects to receive his annual retirement benefit under the Plan except that any Affected Employee who continues to be employed by the Company after his Normal Retirement Date shall attain Retirement immediately upon his Termination of Employment.

3.28	Retirement Account Restricted Amount — As applied for any particular Plan Year to a particular Affected Employee, the Retirement Account Restricted Amount, if any, shall be that portion of such Affected Employee’s Restricted Amount for such Plan Year which is equal to the excess, if any, of 4% of such Affected Employee’s Annual Compensation for such Plan Year over 4% of such Affected Employee’s Annual Compensation for such Plan Year where such Annual Compensation is limited to the annual compensation limit perscribed under Code section 401(a)(17) for such Plan Year.

3.29	Savings Account Restricted Amount — As applied for any particular Plan Year to a particular Affected Employee, the Savings Account Restricted Amount of such Affected Employee shall equal one-half of the excess of 8% of such Affected Employee’s Annual Compensation for such Plan Year over 4% of such Affected Employee’s Annual Compensation for such Plan Year where such Annual Compensation is limited to the Annual Compensation limit prescribed under Code section 401(a)(17) for such Plan Year.

3.30	Separation from Service or Separates from Service — A “separation from service” within the meaning of Code section 409A.

3.31	Spouse — A person who has been married to the Affected Employee throughout the one-year period ending on the earlier of the date the Affected Employee’s annual retirement benefit commences under the Plan, or the date of the Affected Employee’s death.

3.32	Termination of Employment — When an Affected Employee is discharged or quits from the Company; but such term shall not include an authorized leave of absence from the Company.

3.33	Trust shall mean the Litton Industries, Inc., Restoration Plan Trust, as amended from time to time.

3.34	Trust Agreement shall mean the terms of the agreement entered into between Litton Industries, Inc., and the Trustee that establish the Trust.

3.35	Trustee shall mean the trustee of the Trust.

3.36	Year(s) of Service — The definition of such term under the Litton Industries, Inc. Retirement Plan “B”, as amended.
Section 4 — Participation
4.1	Participation — Effective January 1, 1987, each Affected Employee of the Company shall be a participant in the Plan.

Section 5 — Retirement Dates
5.1	Normal Retirement Date — An Affected Employee’s sixty-fifth (65th) birthday.

5.2	Early Retirement Date — The date that an eligible Affected Employee elects to retire and receive an early retirement benefit prior to his Normal Retirement Date. Except as otherwise provided in the following sentence with respect to the surviving Spouse of a deceased Affected Employee, an Affected Employee may not elect to receive an early retirement benefit unless he is age fifty-five (55) or older and has at least five (5) Years of Service. In the case of determining whether a Pre-Retirement Spouse benefit is payable in accordance with Section 7.1 of the Plan, the Early Retirement Date of the deceased Affected Employee shall be the date on which such Affected Employee would have attained age fifty-five (55) or older had he lived.

5.3	Disability Retirement Date — The date that an eligible Affected Employee elects to retire and receive a disability retirement benefit prior to his Normal Retirement Date. An Affected Employee may not elect to receive a disability retirement benefit unless he is an Affected Employee who becomes totally and permanently disabled while employed by the Company and who has attained age fifty-five (55). An Affected Employee shall be deemed totally and permanently disabled for the purpose of the Plan only when he will be in the opinion of a qualified physician permanently, continuously and wholly prevented by bodily injuries or disease for life from engaging in any occupation or employment for wage or profit, as long as he is also entitled to disability benefits under the Federal Social Security Act.
Section 6 — Amount of Retirement Income
6.1	Normal Retirement Benefit
(a)	Any person who was an Affected Employee with respect to one or more Plan Years and who attains Retirement on or after his Normal Retirement Date shall be entitled to receive an annual retirement benefit which will be equal to (i) multiplied by (ii), wherein: (i) is equal to the aggregate amount of such Affected Employee’s Annual Benefit amounts with respect to all Plan Years during which such Affected Employee was an Affected Employee, with each such amount being computed for each such Plan Year in accordance with paragraphs (b)(1) and (2) below; and, wherein (ii) is equal to the vested percentage of such Affected Employee, determined in accordance with Section 6.4, in his annual retirement benefit.
(b)	(1)	For any particular Plan Year, an Affected Employee’s Annual Benefit attributable to his Retirement Account Restricted Amount, if any, for such Plan Year shall be equal to eighty-five percent (85%) of the Retirement Account Restricted Amount of such Affected Employee for such Plan Year reduced by [[the sum of (i) plus (ii)] multipled by (iii)], wherein: (i) is equal to the Retirement Account Restricted Amount of such Affected Employee for such Plan Year; wherein (ii) is equal to the amount of Interest with respect of (i) above; and, wherein (iii) is equal to either:

(a) the Actuarial Equivalent factor, for such Plan Year, applicable under the Litton Industries, Inc. Retirement Plan “B”, as amended, with respect to such Affected Employee’s projected age at his Normal Retirement Date; or (b) if such Affected Employee attains Retirement after his Normal Retirement Date, the Actuarial Equivalent factor, for such Plan Year, under the Litton Industries, Inc. Retirement Plan “B”, as amended, with respect to such Affected Employee’s age when he attains Retirement.

(2)	For any particular Plan Year, an Affected Employee’s Annual Benefit attributable to his Savings Account Restricted Amount shall be equal to [[the sum of (i) plus (ii)] multiplied by (iii)], wherein: (i) is equal to the Savings Account Restricted Amount of such Affected Employee for such Plan Year; wherein (ii) is equal to the amount of Interest with respect to (i) above; and, wherein (iii) is equal to either: (a) the Actuarial Equivalent factor, for such Plan Year, applicable under the Litton Industries, Inc. Retirement Plan “B”, as amended, with respect to such Affected Employee’s projected age at his Normal Retirement Date; or (b) if such Affected Employee attains Retirement after his Normal Retirement Date, the Actuarial Equivalent factor, for such Plan Year, under the Litton Industries, Inc. Retirement Plan “B”, as amended, with respect to such Affected Employee’s age when he attains Retirement.
6.2	Early Retirement Benefit — At his Early Retirement Date an Affected Employee who attains Retirement, or his surviving Spouse if a benefit is payable pursuant to Section 7.1 of the Plan, shall be entitled to an annual early retirement benefit which will be equal to the annual retirement benefit amount calculated pursuant to Section 6.1(b)(1) and (2) above for such Affected Employee reduced by one-half percent (1/2%) for each full month by which his Early Retirement Date precedes (i) his Normal Retirement Date, or (ii) attainment of age sixty-two (62) for any Affected Employee who incurred a Termination of Employment on or after January 1, 1997 and who has attained both age fifty-five (55) or more at such time and who has at least seven (7) Years of Service (five (5) Years of Service for any Affected Employee whose annual retirement benefit commences on or after January 1, 1999) at such time.

6.3	Disability Retirement Benefit - At his Disability Retirement Date an Affected Employee who attains Retirement shall be entitled to an annual disability benefit which will be equal to the normal benefit amount calculated pursuant to Section 6.1 (b)(1) and (2) above for such Affected Employee reduced by one-half percent (1/2%) for each full month by which his Disability Retirement Date precedes his Normal Retirement Date.

6.4	Vesting Schedule — An Affected Employee shall be vested in his annual retirement benefit under the Plan according to the Company purchased retirement benefit vesting schedule under the Litton Industries, Inc. Retirement Plan “B”, as amended from time to time, except that: (i) for purposes of this Plan only, on the Disability Retirement Date of any Affected Employee, such Affected Employee shall become one hundred percent (100%) vested in his annual disability retirement benefit, notwithstanding his actual number of Year(s) of Service; and (ii) for purposes of this Plan only, if an Affected Employee should die prior to incurring a Termination of Employment, such Affected Employee’s Spouse, if any, shall become one hundred percent (100%) vested in his annual retirement benefit, notwithstanding such Affected Employee’s actual number of Year(s) of Service at the time of his death.

6.5	Initial and Subsequent Payment Dates — An Affected Employee’s annual retirement benefit shall be payable in twelve (12) equal monthly installments commencing effective the first of the month following the month the Affected Employee attains Retirement and the first payment shall be made no later than sixty (60) days following the end of the Plan Year in which the Affected Employee attains Retirement, except that no payment shall be made until the date that an Affected Employee files with the Company a request for payment of an annual retirement benefit on a form prescribed by the Plan Administrator.

The distribution rules of this Section only apply to Grandfathered Amounts. See Appendix B and Appendix C for the distribution rules that apply to other benefits earned under the Plan.
Section 7 — Death Benefits
7.1	Pre-Retirement Spouse Benefit — If a married Affected Employee dies after becoming either wholly or partially vested under this Plan and before commencing to receive an annual retirement benefit, his surviving spouse shall be entitled to receive an annual benefit, commencing on the first day of the month following the later of the date of death of the Affected Employee or the date the Affected Employee would have attained his Early Retirement Date, and terminating with the last monthly payment preceding the surviving Spouse’s death. In the case of an Affected Employee who dies before commencing to receive an annual retirement benefit, but after he has attained his Early Retirement Date, the amount of annual benefit to which such Affected Employee’s surviving Spouse shall be entitled shall be equal to the amount which would have been payable to the surviving Spouse had the Affected Employee commenced receiving an annual retirement benefit pursuant to Section 6.1 or Section 6.2, whichever is applicable, on the day before his death, in the form of a joint and survivor income annuity computed in accordance with Section 9.1. In the case of an Affected Employee who dies before commencing to receive an annual retirement benefit and before he has attained his Early Retirement Date, the amount of such annual benefit to which such Affected Employee’s surviving Spouse shall be entitled shall be equal to the amount which would have been payable had the Affected Employee incurred a Termination of Employment on the date of his death, (or the date of his actual Termination of Employment, if earlier) survived to his Normal Retirement Date under Section 5.1 or to his Early Retirement Date under Section

5.2, if applicable, and commenced receiving his annual retirement benefit in the form of a joint and survivor income annuity computed in accordance with Section 9.1 on his Normal Retirement Date or his Early Retirement Date, whichever is applicable, and died immediately thereafter.

The distribution rules of this Section only apply to Grandfathered Amounts. See Appendix B and Appendix C for the distribution rules that apply to other benefits earned under the Plan.

7.2	Death After Retirement — Upon the death of an Affected Employee after he has attained Retirement, his surviving Spouse shall be entitled to an annual benefit determined in accordance with Section 9.1.
Section 8 — Termination of Employment
8.1	Rights of Affected Employees - In the event that an Affected Employee incurs a Termination of Employment, any part of his accrued benefit which is not then vested in accordance with Section 6.4 shall be forfeited. Such amount forfeited shall not be restored unless such Affected Employee is reemployed by the Company and has not incurred a Break in Service Period prior to such reemployment by the Company.

8.2	Transfer of Employment — If an Affected Employee transfers from a category of employment covered by the Plan to a category of employment not covered by the Plan with Litton Industries, Inc., with any Affiliate Company or Designated Foreign Corporation, said Affected Employee shall be deemed not to have incurred a Termination of Employment.
Section 9 — Forms of Retirement Income
9.1	Joint and Survivor Income Annuity — The annual retirement benefit of an Affected Employee who is married at the time he attains Retirement shall be payable to the Affected Employee in twelve (12) equal monthly payments commencing with the first calendar month after the Affected Employee attains Retirement for his life, and shall continue to be payable monthly to his surviving Spouse, following the death of the Affected Employee, for the life of the surviving Spouse. Payments will cease with the last payment made prior to the date of the death of the surviving Spouse. Such annual retirement benefit shall be the Actuarial Equivalent of a straight life annuity computed in accordance with Section 6.1, Section 6.2, or Section 6.3, whichever is applicable, payable for the life of the Affected Employee. Any such survivor benefit shall be equal to one hundred percent (100%) of the annual retirement benefit payable during the joint lives of the Affected Employee and his surviving Spouse.

The distribution rules of this Section only apply to Grandfathered Amounts. See Appendix B and Appendix C for the distribution rules that apply to other benefits earned under the Plan.

9.2	Straight Life Annuity — If an Affected Employee does not have a Spouse at the time he attains Retirement, his annual retirement benefit will be payable in the form of a straight life annuity for the life of the Affected Employee and shall be payable in twelve (12) equal monthly payments commencing with the first calendar month after the Affected Employee attains Retirement. Payments will cease with the last payment made prior to the date of death of the Affected Employee. The amount of the annual retirement benefit will be computed in accordance with Section 6.1, Section 6.2, or Section 6.3, whichever is applicable.

The distribution rules of this Section only apply to Grandfathered Amounts. See Appendix B and Appendix C for the distribution rules that apply to other benefits earned under the Plan.

9.3	Spousal Death Within Two Years After Retirement — Notwithstanding Section 9.1, if the Spouse of an Affected Employee who is married at the time he attains Retirement and after he commences to receive an annual retirement benefit pursuant to Section 9.1 should predecease such Affected Employee not more than two (2) years after he commences to receive a retirement benefit under Section 9.1, such annual retirement benefit shall, commencing with the first retirement benefit payment payable as of the first day of the calendar month after the calendar month during which the death of his Spouse occurred, be converted to an annual retirement benefit computed pursuant to Section 9.2 in an annual amount equal to the amount of the annual retirement benefit the Affected Employee would have received at the time of and based on his age at the date of his Retirement.

The distribution rules of this Section only apply to Grandfathered Amounts. See Appendix B and Appendix C for the distribution rules that apply to other benefits earned under the Plan.

9.4	Annuity Options

An Affected Employee may elect in writing to the Plan Administrator, within the ninety (90) day period prior to his commencement of benefits, to be paid in an optional form of annuity other than that provided under Section 9.1 or 9.2 above. With respect to an Affected Employee who is married at the time he attains Retirement, in no event shall an election of any such optional benefit form be effective unless it is made in connection with the express written consent of his Spouse in a form and manner satisfactory to the Plan Administrator.
(a)	A married Affected Employee may elect, with the consent of his Spouse, a life annuity pursuant to Section 9.1.
(b)	(i)	A married Affected Employee may elect, with the consent of his Spouse an optional form of joint and surviving spousal annuity which is the Actuarial Equivalent of the annuity provided for under Section 9.2 but which provides a reduced monthly benefit to the Affected Employee for his life, and, upon his death, an annuity for the life of his surviving Spouse in a monthly amount equal to one of the following: fifty percent (50%) or seventy-five percent (75%) of the amount payable to the Affected Employee during his life.

(ii)	This annuity option is available only to an Affected Employee who is married to a Spouse within the meaning of Section 3.26.
(c)	“Ten-Year Certain and Continuous Annuity” means an annuity that is the Actuarial Equivalent of the normal form of annuity that provides a reduced monthly benefit to the Affected Employee for life. Upon his death, if he has not received one hundred twenty (120) monthly payments, a monthly benefit, equal to that payable to the Affected Employee during his life, shall be paid to his designated Beneficiary until the number of monthly payments received by the Affected Employee and his designated Beneficiary equals one hundred and twenty (120). The designated Beneficiary may elect an additional Beneficiary to receive any monthly payment then still owing in the event of the death of the first Beneficiary prior to the number of monthly payments equaling one hundred and twenty. If there is ever a circumstance where no Beneficiary is alive for purposes of receiving payments pursuant to this Subsection 9.4(c) of the Plan then the estate of the last named Beneficiary may elect to receive the then Actuarial Equivalent, determined in accordance with Subsection 6.05(c) of the Litton Industries, Inc. Retirement Plan “B”, of any remaining payments in a lump sum amount which will be payable by the Plan as soon as practicable thereafter.

(d)	“Contingent Annuitant Annuity” means an annuity that is the Actuarial Equivalent of the form of annuity provided under Section 9.2 which provides a reduced monthly benefit to the Affected Employee for life, and, upon his death, an annuity for the life of his designated Beneficiary in a monthly amount equal to one of the following: fifty percent (50%), seventy-five percent (75%), or one hundred percent (100%) of the amount payable to the Affected Employee during his life.
The distribution rules of this Section only apply to Grandfathered Amounts. See Appendix B and Appendix C for the distribution rules that apply to other benefits earned under the Plan.

9.5	Mandatory Cashout. Notwithstanding any other provisions in the Plan, Affected Employees with Grandfathered Amounts who have not commenced payment of such benefits prior to January 1, 2008 will be subject to the following rules:
(a)	Post-2007 Terminations. Affected Employees who have a complete termination of employment with the Affiliated Companies after 2007 will receive a lump sum distribution of the present value of their Grandfathered Amounts within two months of such termination (without interest), if such present value is below the Code section 402(g) limit in effect at the termination.

(b)	Pre-2008 Terminations. Affected Employees who had a complete termination of employment with the Affiliated Companies before 2008 will receive a lump sum distribution of the present value of their Grandfathered Amounts within two months of the time they commence payment of their underlying qualified pension plan benefits (without interest), if such present value is below the Code section 402(g) limit in effect at the time such payments commence.
For this purpose, “Affiliated Companies” shall mean Litton and any other entity related to Litton under the rules of Code section 414. The Affiliated Companies include Northrop Grumman Corporation and its 80%-owned subsidiaries and may include other entities as well.

9.6	Optional Payment Forms. Affected Employees with Grandfathered Amounts shall be permitted to elect (a) or (b) below:
(a)	To receive their Grandfathered Amounts in any form of distribution available under the Plan at October 3, 2004, provided that form remains available under the underlying qualified pension plan at the time payment of the Grandfathered Amounts commences. The conversion factors for these distribution forms will be based on the factors or basis in effect under this Plan on October 3, 2004.

(b)	To receive their Grandfathered Amounts in any life annuity form not included in (a) above but included in the underlying qualified pension plan distribution options at the time payment of the Grandfathered Amounts commences. The conversion factors will be based on the following actuarial assumptions:

Interest Rate:	6%

Mortality Table:	RP-2000 Mortality Table projected 15 years for future standardized cash balance factor
Section 10 — Miscellaneous
10.1	Receipt and Release for Payments — Any payment to any Affected Employee, his surviving Spouse or to his legal representative or to any committee appointed for such Affected Employee or surviving Spouse in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of such benefit claim under the Plan. As a condition precedent to the payment, such Affected Employee, surviving Spouse, legal representative or committee may be required to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator.

10.2	Dispute as to Benefit Payments — Upon written notice to the Plan Administrator that there is a dispute as to the proper recipient of any benefits not yet distributed under the Plan, the Plan Administrator may in his sole discretion enter into any arrangement necessary to prevent the benefits from being paid to the wrong party until the dispute shall have been determined by a court of competent jurisdiction or settled by the claimants concerned.

10.3	No Contract of Employment — Nothing herein contained shall be construed as giving any Affected Employee the right to be retained in the service of the Company, nor upon dismissal or upon his voluntary Termination of Employment, to have any right or interest in this Plan other than as provided herein.

10.4	Commutation of Benefit — If the amount of the annual retirement benefit payable hereunder to any Affected Employee or his surviving Spouse is less than five thousand dollars ($5,000) per year, payment of the Actuarial Equivalent of such payments may be made in a lump sum in full settlement of all sums payable hereunder. (See Section 9.5 for the rule that applies as of January 1, 2008).

The distribution rules of this Section only apply to Grandfathered Amounts. See Appendix B and Appendix C for the distribution rules that apply to other benefits earned under the Plan.
Section 11 — Amendment or Discontinuance
11.1	Amendment of Plan — Litton may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part for any reason. This includes the right to amend or eliminate any of the provisions of the Plan with respect to lump sum distributions, including any lump sum calculation factors, whether or not an Affected Employee has already made a lump sum election. Notwithstanding the foregoing, no amendment or termination of the Plan shall reduce the amount of an Affected Employee’s accrued benefit under the Plan as of the date of such amendment or termination.

No amendment of the Plan shall apply to the Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to the Grandfathered Amounts.

11.2	Freezing Plan Benefits — The Company intends and expects to continue the Plan indefinitely, but necessarily reserves the right at any time to discontinue, in whole or part, future benefits under the Plan. No Affected Employee shall have any rights to benefits beyond the freeze date. Solely for purposes of computing the Affected Employee’s vesting under Section 6.4, Year(s) of Service, if any, with the Company after the freeze date shall be taken into account.

11.3	Termination of Plan - The Company intends and expects to continue the Plan indefinitely, but necessarily reserves the right at any time or times to terminate the Plan (including the partial termination of the Plan). If the Plan is so terminated and is not continued by a successor employer or merged into another plan of the Company or a successor employer, each Affected Employee who is employed by the Company at such time shall be vested one hundred percent (100%) in his annual retirement benefit, notwithstanding the actual number of his Year(s) of Service.

11.4	Merger or Consolidation — In the event of any merger or consolidation of the Plan with, any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Affected Employees of this Plan, each Affected Employee shall (if either this Plan or the other Plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).
Section 12 — Plan Administration
12.1	Plan Administrator
(a)	General — Except as otherwise provided by Section 13.6, a Plan Administrator appointed by and serving at the pleasure of the Board of the Company shall be responsible for the supervision and control of the operation and administration of the Plan. The Plan Administrator shall not have the right to alter or change any terms of the Plan, such right being retained solely by the Board of the Company.

(b)	Specific Powers and Duties — The Plan Administrator shall have all powers and duties, express and implied, necessary to carry out the supervision and control of the Plan, as provided above, which shall include, but not by way of limitation, the following:
1.	To interpret the Plan and to decide any and all matters arising hereunder; including the right to remedy possible ambiguities, inconsistencies or omissions; provided, however, that all such interpretations and decisions shall be applied in a uniform manner to all Affected Employees similarly situated;

2.	To compute the amount of retirement benefit which shall be payable to any Affected Employee, Spouse, or Beneficiary in accordance with the provisions of the Plan;

3.	To authorize payments under the Plan; and

4.	To establish a claims procedure to provide each Affected Employee or Beneficiary a full and fair review of any denial, in whole or part, of a claim for benefits.
Section 13 — Change of Control Provisions
13.1	Change of Control — On or after a Change of Control, no additional Affected Employees shall be provided benefits under the Plan.

13.2	Eligibility for Retirement Benefits
(a)	Change of Control — Except as otherwise provided by Section 13.2(e) below, as of a Change of Control, an Affected Employee shall be fully vested in his or her benefit in accordance with Section 13.3 and there shall be a waiver of any condition concerning eligibility for payment of an Annual Benefit that requires (1) the filing of any election, (2) the attainment of a specified age, (3) an agreement not to engage in competitive activities with the Company, (4) satisfaction of any other terms or conditions or the application of any benefit reductions otherwise provided, and (5) termination of employment with the Company in order to begin receiving an Annual Benefit.

(b)	Benefits Accrued After a Change of Control — The provisions of Section 13.2(d) above shall apply to any benefits accrued by an Affected Employee after a Change of Control except that the waiver of the conditions of having to file an appropriate election and to incur a termination of employment with the Company shall not apply with respect to any benefits accrued by an Affected Employee after a Change of Control.
13.3	Vesting — Change of Control — Upon a Change of Control and thereafter, an Affected Employee shall be vested in his or her Annual Benefit regardless of his or her years of Year(s) of Service or age.

13.4	Benefit Forms after April 2, 2001 — This Section applies to benefits paid under this Plan after April 3, 2001. It applies to a Participant’s entire Plan benefit, regardless of when it accrued.
(a)	Affected Employees who had Attained Retirement as of April 3, 2001. For any Affected Employee (or beneficiary of an Affected Employee) who had attained Retirement as of April 3, 2001, benefit payments under this Plan will continue to be paid in the benefit form described in (1) below, unless he or she elects otherwise under (2) below.
(1)	Default Form. Unless otherwise elected under (2), a Participant described in (a) will continue to receive his or her Plan benefits in the form in which they were being paid as of April 2, 2001.

(2)	Alternative Form. A Participant described in (a) may receive his or her Plan benefits in a lump sum if he or she timely elects to do so in a manner prescribed by the Plan Administrator and subject to the Plan Administrator’s discretion to pay the benefit in another form.
(b)	Active Affected Employees as of April 3, 2001 Who Terminate Before October 1, 2003. For any Affected Employee who was accruing a benefit under the Plan as of April 3, 2001 and terminates employment with the Northrop Grumman Corporation controlled group before October 1, 2003, Plan benefits accrued before

April 3, 2001 are payable in the benefit form described in (1) below, unless he or she elects otherwise under (2) below. Plan benefits accrued after April 2, 2001 are payable only under (1) for Affected Employees described in this subsection.
(1)	Default Form. Unless otherwise elected under (2), an Affected Employee described in (b) will receive his or her Plan benefits in a lump sum.

(2)	Alternative Form. An Affected Employee described in (b) may receive his or her Plan benefits in a benefit form described in Section 9 if he or she timely elects to do so in a manner prescribed by the Plan Administrator.
(c)	Active Affected Employees as of April 3, 2001 Who Have a Termination of Employment After September 30, 2003. For any Affected Employee who was actively accruing a Plan benefit as of April 3, 2001 and who terminates employment with the Northrop Grumman Corporation controlled group after September 30, 2003, Plan benefits accrued after April 2, 2001 are payable under Section 9.1 or 9.2, whichever applies, unless the Participant timely elects, in accordance with the Plan Administrator’s rules, to receive Plan benefits in another form described in Section 9 or one of the forms provided in the Litton Industries, Inc. Restoration Plan 2. Plan benefits accrued before April 3, 2001 are payable in the benefit form described in (b)(1), unless he or she elects otherwise under (b)(2).
The distribution rules of this Section only apply to Grandfathered Amounts. See Appendix B and Appendix C for the distribution rules that apply to other benefits earned under the Plan.
13.5	Payments to Trust
(a)	Mandatory Contribution — Upon a Change of Control, the Company shall make Mandatory Contributions to the Trustee by wire transfer in immediately available funds of United States dollars. A Mandatory Contribution shall be made as soon as possible upon the Change of Control, but in no event more than ten days from the date of the Change of Control. In addition, a Mandatory Contribution shall be made every six months thereafter, provided that the calculation of the Mandatory Contribution on the sixth-month date yields a positive dollar amount. Mandatory Contributions shall continue to be required semi-annually until all Annual Benefits have been paid to all Affected Employees and Beneficiaries. The Company shall immediately notify the Committee in writing when payment of the Mandatory Contribution is made to the Trustee.

(b)	Continuing Obligation of Company — Subsequent to the payment of a Mandatory Contribution, Affected Employees, retired Affected Employees and, to the extent they are entitled to benefit payments, their Beneficiaries shall be paid benefits under the Plan from the Trust pursuant to the Trust Agreement, but in no event shall the making of a Mandatory Contribution relieve the Company of its obligation under this Plan.

13.6	Administrative Procedures — These Administrative Procedures only take effect upon and after Change of Control. In all other cases, the Administrative Procedures of Section 12 of the Plan shall be those used.
(a)	Notice of Denial — If the Committee determines that any person who had submitted a claim for payment of benefits under the Plan is not eligible for payment of benefits or, if applicable, is not eligible for payment of benefits in the form requested, then the Committee shall, within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the claimant of the denial of the claim. Such notice of denial: (1) shall be in writing; (2) shall be written in a manner calculated to be understood by the claimant; and (3) shall contain (A) the specific reason or reasons for denial of claim; (B) a specific reference to the pertinent Plan provisions or administrative rules and regulations upon which the denial is based; (C) a description of any additional material or information necessary for the claimant to perfect the claim; and (D) an explanation of the Plan’s appeal procedures.

(b)	Review Procedures — Within 90 days of the receipt by the claimant of the written notice of denial of the claim, or if the claim has not been granted or denied within 120 days of the claimant’s original claim, the claimant may file a written request with the Board that it conduct a full and fair review of the denial of the claimant’s claim for benefits. The claimant’s written request must include a statement of the grounds on which the claimant appeals the original claim denial. The Board shall deliver to the claimant a written decision on the claim promptly, but not later than 60 days after the receipt of the claimant’s request for review, except that if there are special circumstances that require an extension of time for processing, the 60-day period shall be extended to 120 days, in which case written notice of the extension shall be furnished to the claimant prior to the end of the 60-day period.
13.7	Enforcement
(a)	Right to Enforce — The Company’s obligations under the Plan may be enforced by the filing of an action by any Affected Employee or by any Affected Employee’s Spouse, Beneficiary, or personal representative.

(b)	Attorneys Fees and Costs — If, on or after a Change of Control, any claimant is denied a claim for benefits under the Plan, and the claimant requests a review under the procedures described in Section 13.6(b), or files a claim in a court of law or any other tribunal to enforce any obligation of the Company under this Plan, which is based on a failure to administer the Plan in accordance with its terms, including the requirement that the Company make a Mandatory Contribution to the Trust, the Company shall pay such claimant all attorneys fees and costs incurred in connection with the claim, regardless of the outcome of the claim, provided that the claim is not frivolous. All attorneys fees and costs under this Section 13.7(b) shall be paid by the Company as they are incurred by the claimant, but no later than thirty (30) days from the date that the claimant submits a bill or other statement to the Company.
(c)	Interest — If any claimant prevails in a review procedure described in Section 13.7(b), or if a claimant prevails in an action in a court of law or any other tribunal to enforce the payment of benefits under the Plan, the Company shall pay interest to the claimant on any unpaid benefits accruing from the date that benefit payments should have commenced and continuing until the date that such owed and unpaid benefits are paid to the claimant in full. For purposes of the preceding sentence, interest shall accrue at an annual rate equal to one percent, plus the prime rate reported by the Wall Street Journal.
* * *
                             IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 21st day of December, 2007.

NORTHROP GRUMMAN CORPORATION
By:	/s/ Debora L. Catsavas
Debora L. Catsavas
Vice President, Compensation, Benefits and HRIS

Appendix 1 — Participating Divisions and Subsidiaries
1.1	The Participating Divisions and Subsidiaries which comprise the Company and their respective participating dates are as described in Section 1.3.

1.2	When the name or status of a Participating Division or Subsidiary is changed, the change shall be deemed to have been made automatically in the Plan.
1.3	Participating Division and Subsidiaries Participating Date

Litton Industries Inc.
Corporate Office	January 1, 1987
Erie Marine	January 1, 1987
Ingalls Shipbuilding, Inc. Salaried Employees	January 1, 1987
Litton Italia, S.P.A.	January 1, 1987
Litton International Development Corporation
Data Command Systems	January 1, 1987
Litton Worldwide Services
Aero Products Division	January 1, 1987
Litton Korea, Ltd.
All U.S. Employees	January 1, 1987
Litton Precision Products International — U.K.
All U.S. Employees	January 1, 1987
Litton Systems, Inc.
Advanced Circuitry	January 1, 1987
Aero Products	January 1, 1987
Airtron Division	January 1, 1987
Amecom Division	January 1, 1987
Clifton Encoder	January 1, 1987
Clifton Instruments & Life Support
Non-Union	January 1, 1987
Union	May 1, 1987
Clifton Precision	January 1, 1987
Data Systems	January 1, 1987
Electronic Devices	January 1, 1987
Guidance and Control Systems Division	January 1, 1987
Kester Solder	January 1, 1987
Laser Systems	January 1, 1987

Litton Computer Services
Woodland Hills, Mountain View, Reston	January 1, 1987
Lexington	August 3, 1987
Poly-Scientific	January 1, 1987
Potentiometer	January 1, 1987
Systems Administration	January 1, 1987
VEAM	January 1, 1987
Winchester Electronics	January 1, 1987
Winchester/USECO	January 1, 1987
Litton Industrial Automation Systems, Inc.
Automated Guided Vehicles	January 1, 1987
Automated Systems, Hebron, Kentucky	January 1, 1987
Diamond & CBN Products	January 1, 1987
Engineered Systems	January 1, 1987
Industrial Automation Systems	January 1, 1987
Integrated Automation	September 30, 1987
Integrated Systems, Florence, Kentucky	January 1, 1987
Kimball Systems	January 1, 1987
Lamb Technicon	July 1, 1987
Litton Industrial Services, Inc.	January 1, 1987
Lucas Machine	January 1, 1987
New Britain Machine	January 1, 1987
Process Conveyor	January 1, 1987
Software Systems	January 1, 1987
Unit Handling Systems/Conveyor Systems	January 1, 1987

APPENDIX A
LITTON INDUSTRIES INC.
ASSUMPTIONS TO CALCULATE
THE PRESENT VALUE OF REMAINING RESTORATION PLAN BENEFITS

ITEM	PAYMENT ASSUMPTIONS	OTHER REQUIRED DATA

Age at Retirement (for accrued benefits)	Current Age

Mortality (Post-retirement only)	83 GAM (Unisex)

Present Value Interest Rate	See Note 1	Calculation Date

Retirement Age	Earliest ages to receive unreduced benefits

Form of Payment	Single Life Annuity/Lump Sum	For retirees with other than Life Annuity: Spouse DOB; J&S %; 10-Year certain data (commencement date)

Interest Rate of Annuity Equivalent	See Note 1	Litton Industries, Inc. Retirement Plan “B”, Interest Rate, Qualified Plan J & S Factor Tables, LRP and FSSP Annuity Equivalent factors.

FORMULA	Retirement Account Restoration Plan Benefit plus the Savings Account Restoration Plan Benefit both multiplied by the Present Value Factor

WHERE	Part I Restoration Plan Benefit equals 85% multiplied by the Retirement Account Restricted Amount minus (Retirement Account Annuity Equivalent Factor for age at Retirement multiplied by the Retirement Account Restricted Amount with Interest)

Savings Account Annuity Equivalent Factor for age at Retirement multiplied by the Savings Account Restricted Amount with Interest.

Present Value Factor equals Deferred to Retirement Age Actuarial Factor Based on the Present Value Interest Rate and the Form of Payment Specified Above.

Note 1: For benefits payable as a lump sum, the interest rate shall be the average yield on non-callable, coupon 10-Year AAA California Municipal Bonds offered to retail investors by Bonds Online (http://www.bonds-online.com) as of 1p.m. EST immediately after the completion of the Change of Control. For benefits payable as an annuity, the interest rate shall be the discount rate used for funding purposes by the Litton Industries, Inc. Retirement Plan “B” as of the Change of Control Date.

APPENDIX B — 2005-2007 TRANSITION RULES
     This Appendix B provides the distribution rules that apply to the portion of benefits under the Plan subject to Code section 409A for Affected Employees with benefit commencement dates after January 1, 2005 and before January 1, 2008.
B.01	Election. Affected Employees scheduled to commence payments during 2005 may elect to receive both pre-2005 benefit accruals and 2005 benefit accruals in any optional form of benefit available under the Plan as of December 31, 2004. Affected Employees electing optional forms of benefits under this provision will commence payments on the Affected Employee’s selected benefit commencement date.
B.02	2005 Commencements. Pursuant to IRS Notice 2005-1, Q&A-19 & Q&A-20, Affected Employees commencing payments in 2005 from the Plan may elect a form of distribution from among those available under the Plan on December 31, 2004, and benefit payments shall begin at the time elected by the Affected Employee.
(a)	Key Employees. A Key Employee Separating from Service on or after July 1, 2005, with Plan distributions subject to Code section 409A scheduled to be paid in 2006 and within six months of his date of Separation from Service, shall have such distributions delayed for six months from the Key Employee’s date of Separation from Service. The delayed distributions shall be paid as a single sum with interest at the end of the six month period and Plan distributions will resume as scheduled at such time. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such period (i.e., the rate may change in the event the period spans two calendar years). Alternatively, the Key Employee may elect under IRS Notice 2005-1, Q&A-20 to have such distributions accelerated and paid in 2005 without the interest adjustment, provided, such election is made in 2005.

(b)	Lump Sum Option. During 2005, a temporary immediate lump sum feature shall be available as follows:
(i)	In order to elect a lump sum payment pursuant to IRS Notice 2005-1, Q&A-20, an Affected Employee must be an elected or appointed officer of Litton and eligible to commence payments under the underlying qualified pension plan on or after June 1, 2005 and on or before December 1, 2005;

(ii)	The lump sum payment shall be made in 2005 as soon as feasible after the election; and

(iii)	Interest and mortality assumptions and methodology for calculating lump sum amount shall be based on the Plan’s procedures for calculating lump sums as of December 31, 2004.
B.03	2006 and 2007 Commencements. Pursuant to IRS transition relief, for all benefit commencement dates in 2006 and 2007 (provided election is made in 2006 or 2007), distribution of Plan benefits subject to Code section 409A shall begin 12 months after the later of: (a) the Affected Employee’s benefit election date, or (b) the underlying qualified pension plan benefit commencement date (as specified in the Affected Employee’s benefit election form). Payments delayed during this 12-month period will be paid at the end of the period with interest. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such period (i.e., the rate may change in the event the period spans two calendar years).

APPENDIX C — POST 2007
DISTRIBUTION OF 409A AMOUNTS
     The provisions of this Appendix C shall apply only to the portion of benefits under the Plan that are subject to Code section 409A with benefit commencement dates on or after January 1, 2008. Distribution rules applicable to the Grandfathered Amounts are set forth in Sections 6-10 and Appendix B addresses distributions of amounts subject to Code section 409A with benefit commencement dates after January 1, 2005 and prior to January 1, 2008.
C.01	Time of Distribution. Subject to the special rules provided in this Appendix C, distributions to an Affected Employee of his vested retirement benefit shall commence as of the Payment Date.

C.02	Special Rule for Key Employees. If an Affected Employee is a Key Employee and age 55 or older at his Separation from Service, distributions to the Affected Employee shall commence on the first day of the seventh month following the date of his Separation from Service (or, if earlier, the date of the Affected Employee’s death). Amounts otherwise payable to the Affected Employee during such period of delay shall be accumulated and paid on the first day of the seventh month following the Affected Employee’s Separation from Service, along with interest on the delayed payments. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such delay (i.e., the rate may change in the event the delay spans two calendar years).

C.03	Forms of Distribution. Subject to the special rules provided in this Appendix C, an Affected Employee’s vested retirement benefit shall be distributed in the form of a single life annuity. However, an Affected Employee may elect an optional form of benefit up until the Payment Date. The optional forms of payment are:
(a)	50% joint and survivor annuity

(b)	75% joint and survivor annuity

(c)	100% joint and survivor annuity.
          If an Affected Employee is married on his Payment Date and elects a joint and survivor annuity, his survivor annuitant will be his spouse unless some other survivor annuitant is named with spousal consent. Spousal consent, to be effective, must be submitted in writing before the Payment Date and must be witnessed by a Plan representative or notary public. No spousal consent is necessary if Litton determines that there is no spouse or that the spouse cannot be found.
C.04	Death. If a married Affected Employee dies before the Payment Date, a death benefit will be payable to the Affected Employee’s spouse commencing 90 days after the Affected Employee’s death. The death benefit will be a single life annuity in an amount equal to the survivor portion of an Affected Employee’s vested retirement benefit based on a 100% joint and survivor annuity determined on the Affected Employee’s date of death. This benefit is also payable to an Affected Employee’s domestic partner who is properly registered with Litton in accordance with procedures established by Litton.
C.05	Actuarial Assumptions. Except as provided in Section C.06, all forms of payment under this Appendix C shall be actuarially equivalent life annuity forms of payment, and all conversions from one such form to another shall be based on the following actuarial assumptions:
Interest Rate:	6%

Mortality Table:	RP-2000 Mortality Table projected 15 years for future standardized cash balance factors
C.06	Accelerated Lump Sum Payouts.
(a)	Post-2007 Separations. Notwithstanding the provisions of this Appendix C, for Affected Employees who Separate from Service on or after January 1, 2008, if the present value of (a) the vested portion of an Affected Employee’s retirement benefit and (b) other vested amounts under nonaccount balance plans that are aggregated with the retirement benefit under Code section 409A, determined on the first of the month coincident with or following the date of his Separation from Service, is less than or equal to $25,000, such benefit amount shall be distributed to the Affected Employee (or his spouse or domestic partner, if applicable) in a lump sum payment. Subject to the special timing rule for Key Employees under Section C.02, the lump sum payment shall be made within 90 days after the first of the month coincident with or following the date of the Affected Employee’s Separation from Service.

(b)	Pre-2008 Separations. Notwithstanding the provisions of this Appendix C, for Affected Employees who Separate from Service before January 1, 2008, if the present value of (a) the vested portion of an Affected Employee’s retirement benefit and (b) other vested amounts under nonaccount balance plans that are aggregated with the retirement benefit under Code section 409A, determined on the first of the month coincident with or following the date the Affected Employee attains age 55, is less than or equal to $25,000, such benefit amount shall be distributed to the Affected Employee (or his spouse or domestic partner, if applicable) in a lump sum payment within 90 days after the first of the month coincident with or following the date the Affected Employee attains age 55, but no earlier that January 1, 2008.

(c)	Conflicts of Interest. The present value of an Affected Employee’s vested retirement benefit shall also be payable in an immediate lump sum to the extent required under conflict of interest rules for government service and permissible under Code section 409A.

(d)	Present Value Calculation. The conversion of an Affected Employee’s retirement benefit into a lump sum payment and the present value calculations under this Section C.06 shall be based on the GATT assumptions in effect under the

Northrop Grumman Pension Plan, and will be based on the Affected Employee’s immediate benefit if the Affected Employee is 55 or older at Separation from Service. Otherwise, the calculation will be based on the benefit amount the Affected Employee will be eligible to receive at age 55.
C.07	Effect of Early Taxation. If the Affected Employee’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Affected Employee.
C.08	Permitted Delays. Notwithstanding the foregoing, any payment to an Affected Employee under the Plan shall be delayed upon Litton’s reasonable anticipation of one or more of the following events:
(a)	Litton’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b)	The making of the payment would violate Federal securities laws or other applicable law;
          provided, that any payment delayed pursuant to this Section C.08 shall be paid in accordance with Code section 409A.
C.09	Special Tax Distribution. On the date an Affected Employee’s retirement benefit is reasonably ascertainable within the meaning of IRS regulations under Code section 3121(v)(2), an amount equal to the Affected Employee’s portion of the FICA tax withholding will be distributed in a single lump sum payment. This payment will reduce the Affected Employee’s future benefit payments under the Plan. This reduction shall be calculated using GATT assumptions in effect under the Northrop Grumman Pension Plan and a cost of living adjustment of 4%.

Appendix Regarding Acquisition Of Litton Industries, Inc.
1.	In General. This Appendix provides special rules concerning the acquisition by Northrop Grumman Corporation of Litton Industries, Inc. (the “Litton Acquisition”).
(a)	Purpose. This Appendix prevents employees of the Northrop Grumman Group from receiving coverage or any credit for service or compensation under this Plan until the Plan and this Appendix are explicitly amended to provide otherwise.

(b)	General Override. The provisions of this Appendix override any contrary provisions elsewhere in the documents governing the Plan, except to the extent prohibited by change-in-control provisions.

(c)	Definitions. For purposes of this Appendix:
(1)	The term “Northrop Grumman Group” generally means Northrop Grumman Corporation and any entity affiliated with it under sections 414(b), (c), (m) or (o) of the Internal Revenue Code.
(A)	With reference to periods before the Litton Acquisition Date, the term “Northrop Grumman Group” means the entire affiliated group.

(B)	With reference to periods after the Litton Acquisition Date, the term “Northrop Grumman Group” means the entire affiliated group, but not including Litton Industries, Inc. (and any successor entity) and its subsidiaries.
(2)	The term “Litton Acquisition Date” means the date on which Northrop Grumman Corporation purchased a majority interest in the shares of Litton Industries, Inc. pursuant to the exchange offer filed with the Securities and Exchange Commission on Form S-4.
2.	Acquisition of Litton Industries, Inc. Effective as of the Litton Acquisition Date, Litton Industries, Inc. was acquired and became a subsidiary of Northrop Grumman Corporation.

3.	Plan Sponsor. As of the Litton Acquisition Date, Northrop Grumman Corporation adopted and became the sponsor of the Plan.

4.	Corporate Authority. During the period on and after the Litton Acquisition Date, all Plan references to the Board of Directors of Litton Industries, Inc. will instead be deemed to refer to the Board of Directors of Northrop Grumman Corporation.

5.	Amendment and Termination Authority. As of the Litton Acquisition Date:

(a)	Northrop Grumman Corporation through its Board of Directors will have sole authority to amend the Plan in its discretion. This authority may be delegated and redelegated.

(b)	Northrop Grumman Corporation will have sole authority to terminate the Plan.
6.	Coverage. No individuals who were employees of the Northrop Grumman Group immediately before the Litton Acquisition Date may participate in this Plan. No individuals who became employees of the Northrop Grumman Group after the Litton Acquisition Date may participate in this Plan.

7.	Service With the Northrop Grumman Group. Service with the Northrop Grumman Group before or after the Litton Acquisition Date will not be counted as service for any purpose.

8.	Compensation. No compensation for services performed for the Northrop Grumman Group will be treated as compensation under this Plan.

9.	Nonduplication. Employees are not covered by this Plan for any Plan Year or portion of a Plan Year if they are actively participating under a similar plan of the Northrop Grumman Group.
(a)	Solely for purposes of this section, employees are active participants in another plan if they are generally eligible to make or receive contributions or accrue benefits under the plan, or would be, but for limits in the plan.

(b)	If an employee could be covered by two plans, both of which include this provision (or a similar provision), the plan administrators will resolve the discrepancy to allow eligibility for one plan or another but not both.
10.	Termination of Employment. No termination of employment will be deemed to occur as a result of the Litton Acquisition, any corporate reorganization incident to the Litton Acquisition, any later liquidation of Litton Industries, Inc. (or any successor entity) or its subsidiaries or any transfer of assets or liabilities between members of the group consisting of Northrop Grumman Corporation and its subsidiaries.
(a)	Similarly, there will be no “separation from service” or “severance from service” or event described by a similar term.

(b)	The provisions of this Section are not intended to modify any service-counting provisions in the Plan, to extend service credits when they would not otherwise be given, nor to override Section 7 above.

Appendix Regarding Investment Matters
1.	In General. This Appendix gives responsibility for investment and trust matters (other than trustee duties) in connection with the Plan to an Investment Committee, as described below. The provisions of this Appendix override any contrary provision elsewhere in the documents governing the Plan, unless prohibited by change-in-control provisions or collective bargaining agreements.

2.	Investment Fiduciary. The named fiduciary for investment and trust matters (other than trustee duties) is the Investment Committee.

3.	The Investment Committee. The Investment Committee shall consist of not less than three persons appointed from time to time by the Board of Directors described in (a) (for purposes of this Appendix, the “Board”) or its delegate.
(a)	The “Board” for purposes of this Appendix means the Board of Directors with any power to amend the Plan. If a corporation rather than a Board of Directors has the power to amend, then “Board” refers to the Board of Directors of that corporation.

(b)	The members of the Investment Committee shall elect one of their members as Chairman and shall appoint a Secretary and such other officers as the Investment Committee may deem necessary.

(c)	The Investment Committee may employ such advisors, including investment advisors, as it may require in carrying out the provisions hereof.

(d)	Except as otherwise provided in these resolutions, each member of the Investment Committee shall continue in office until the expiration of three years from the date of his or her latest appointment or reappointment to the Committee. A member may be reappointed annually.

(e)	If at the end of his or her latest three year term, a member is not reappointed, he or she will continue to serve until the date his or her successor is appointed.

(f)	A member may resign at any time by delivering a written resignation to the Corporate Secretary of Northrop Grumman Corporation and to the Secretary of the Investment Committee.

(g)	A member may be removed by the Board at any time for any reason.
4.	Alternate Members. The Board may from time to time appoint one or more persons as alternate members of the Investment Committee to serve in the absence of members of the Investment Committee, in the manner hereinafter stated, with the same effect as if they were members.
(a)	The Chairman of the Investment Committee, in his or her discretion, shall designate which of the alternate members shall attend any particular meeting of the Investment Committee for the purpose of obtaining a quorum or full attendance as the Chairman may elect.
(b)	Each alternate member shall have all the rights, powers and obligations of a member in respect to the business of meetings which he or she so attends.
5.	Actions by the Committee. A majority in number of the members of the Investment Committee at the time in office, represented at a meeting by members or alternate members or both, shall constitute a quorum for the transaction of business. Any determination or action of the Investment Committee, including allocations and delegations of responsibilities, may be made or taken by a majority of a quorum present at any meeting thereof, or without a meeting, by resolution or written memorandum signed by a majority of the members then in office.

6.	Investment Responsibilities.
(a)	The Investment Committee, in its capacity as named fiduciary for investment matters, may, in its discretion, appoint one or more investment managers who shall have, until terminated by the Investment Committee, the power to manage, acquire and dispose of all or any part of the assets of the Plans allocated to an investment manager by the Investment Committee.

(b)	The Investment Committee shall have the power to hire and terminate trustees.

(c)	The Investment Committee shall periodically review and evaluate the investment performance of each trustee and investment manager and shall advise the Board of such review and evaluation.

(d)	In the event that investment powers are divided among two or more trustees or investment managers, the Investment Committee shall formulate investment policies for such trustees and investment managers to diversify the investments of the Plans so as to minimize the risk of large losses, unless under the circumstances it is prudent not to do so.

(e)	The Investment Committee shall establish a funding policy and method to carry out the Plan’s objectives. This procedure is to enable the Plan’s fiduciaries to determine the Plan’s short- and long-term financial needs and to communicate these requirements to the appropriate persons.
7.	Liability and Indemnity.
(a)	No Investment Committee member who has a fiduciary responsibility, or to whom such responsibility is allocated, as provided in these resolutions, by appointment or otherwise, shall be liable for any act or omission or investment policy of any other fiduciary except as provided in Section 405 of Employee Retirement Income Security Act of 1974.

(b)	To the extent permitted by law, Northrop Grumman Corporation shall indemnify and hold harmless members of the Board and the Investment Committee and employees of Northrop Grumman Corporation or its subsidiaries who act for the Investment Committee, as well as former members and former employees, with respect to their investment responsibilities.

Appendix Regarding Plan Administration
1.	In General. This Appendix gives responsibility for plan administration (other than investment and trust matters) to an Administrative Committee, as described below. The provisions of this Appendix override any contrary provision elsewhere in the documents governing the Plan, except to the extent prohibited by change-in-control provisions or collective bargaining agreements.

2.	Plan Administrator. The general administration of the Plan is the responsibility of the Administrative Committee. The Committee is the plan administrator, and the Committee and each of its members are named fiduciaries. Committee members and all other Plan fiduciaries may serve in more than one fiduciary capacity with respect to the Plan.

3.	The Administrative Committee. The Administrative Committee consists of at least three members appointed by the Board of Directors described in (a) (for purposes of this Appendix, the “Board”) or its delegate. The members of the Committee shall serve without compensation for such service, unless otherwise determined by the Board.
(a)	The “Board” for purposes of this Appendix means the Board of Directors with any power to amend the Plan. If a corporation rather than a Board of Directors has the power to amend, then “Board” refers to the Board of Directors of that corporation.

(b)	Except as otherwise provided in this Appendix, each member of the Committee shall continue in office until the expiration of 3 years from the date of his or her latest appointment or reappointment to the Committee. A member may be reappointed.

(c)	If at the end of his or her latest term as a member of the Committee, a member is not reappointed, he or she will continue to serve on the Committee until the date his or her successor is appointed.

(d)	A member may be removed by the Board at any time and for any reason.
4	Resignation of Committee Members. A member of the Administrative Committee may resign at any time by delivering a written resignation to the Secretary of the corporation and to the Secretary of the Committee. The member’s resignation will be effective as of the date of delivery or, if later, the date specified in the notice of resignation.

5.	Conduct of Business. The Administrative Committee shall elect a Chairman from among its members and a Secretary who may or may not be a member. The Committee shall conduct its business according to the provisions of this Appendix and shall hold meetings from time to time in any convenient location.

6.	Quorum. A majority of all of the members of the Administrative Committee constitutes a quorum and has power to act for the entire Committee.

7.	Voting. All actions taken by the Administrative Committee shall be by majority vote of the members attending a meeting, whether physically present or through remote communications. In addition, actions may be taken by written consent of a majority of the Committee members without a meeting. The agreement or disagreement of any member may be by means of any form of written or oral communications.

8.	Records and Reports of the Committee. The Administrative Committee shall keep such written records as it shall deem necessary or proper, which records shall be open to inspection by the Board.

9.	Powers of the Committee. The Administrative Committee shall have all powers necessary or incident to its office as plan administrator. Such powers include, but are not limited to, full discretionary authority to:
(a)	prescribe rules for the operation of the Plan;

(b)	determine eligibility;

(c)	comply with the requirements of reporting and disclosure under ERISA and any other applicable law, and to prepare and distribute other communications to participants (and, if applicable, beneficiaries) as a part of Plan operations;

(d)	prescribe forms to facilitate the operation of the Plan;

(e)	secure government approvals for the Plan (if applicable);

(f)	construe and interpret the terms of the Plan, including the power to remedy possible ambiguities, inconsistencies or omissions, and to determine the facts underlying any claim for benefits;

(g)	determine the amount of benefits, and authorize payments from the trust;

(h)	maintain records;

(i)	litigate, settle claims, and respond to and comply with court proceedings and orders on the Plan’s behalf;

(j)	enter into contracts on the Plan’s behalf;

(k)	employ counsel and others to render advice about any responsibility that the Committee has under the Plan;

(l)	exercise all other powers given to the plan administrator under other provisions of the Plan.
10.	Allocation or Delegation of Duties and Responsibilities. The Administrative Committee and the Board may:
(a)	Employ agents to carry out nonfiduciary responsibilities;

(b)	Employ agents to carry out fiduciary responsibilities (other than trustee responsibilities as defined in section 405(c)(3) of ERISA) under the rules of section 11 of this Appendix;

(c)	Consult with counsel, who may be counsel to Northrop Grumman Corporation;

(d)	Provide for the allocation of fiduciary responsibilities (other than trustee responsibilities as defined in section 405(c)(3) of ERISA) among their members under the rules of section 11 of this Appendix; and

(e)	In particular, designate one or more officers as having responsibility for designing and implementing administrative procedures for the Plan.
11.	Procedure for the Allocation or Delegation of Fiduciary Duties. The rules of this section of the Appendix are as follows:
(a)	Any allocation or delegation of fiduciary responsibilities must be approved by majority vote of the members of the Administrative Committee, in a resolution approved by the majority.

(b)	The vote cast by each member of the Administrative Committee for or against the adoption of such resolution must be recorded and made a part of the written record of the proceedings.

(c)	Any delegation or allocation of fiduciary responsibilities may be changed or ended only under the rules of (a) and (b) of this section of the Appendix.
12.	Expenses of the Plan. All reasonable and proper expenses of administration of the Plan including counsel fees will be paid by the employers participating in the Plan.

13.	Indemnification. Northrop Grumman Corporation agrees to indemnify and reimburse, to the fullest extent permitted by law, members and former members of the Board; members and former members of the Administrative Committee; employees and former employees of Northrop Grumman Corporation or its subsidiaries who act (or acted) for the Committee, Northrop Grumman Corporation or another employer participating in the Plan for any and all expenses, liabilities, or losses arising out of any act or omission relating to the rendition of services for or the management and administration of the Plan, except in instances of gross misconduct.

14.	Extensions of Time Periods. For good cause shown, the Administrative Committee may extend any period set forth in the Plan for taking any action required of any participant or beneficiary to the extent permitted by law.

15.	Claims Procedures. No benefits will be paid under the Plan unless a proper claim is submitted to the Administrative Committee. The Committee will meet periodically to review applications for benefits submitted to it. The procedures for claim denials and for seeking review of a denial or partial denial of a claim for benefits are described in this section of the Appendix.

(a)	Notification to claimant of decision. Notice of decision on any claim for benefits shall be furnished to the claimant within 90 days after receipt of the claim by the Committee. A claimant may deem his or her claim to be denied for purposes of further review described below in the event a decision is not furnished to the claimant within such 90-day period.

(b)	Content of notice. Every claimant who is denied a claim for benefits in whole or in part shall receive a written notice setting forth in a manner calculated to be understood by the claimant:
(1)	The specific reason or reasons for the denial;

(2)	Specific reference to pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(4)	Appropriate information as to the steps to be taken if the participant or beneficiary wishes to submit his or her claim for review including the time limits set forth in subsections (e) and (f).
(c)	Review procedure. A claimant whose claim has been denied in whole or in part, or his or her duly authorized representative, may:
(1)	Request a review of the denied claim upon written application to the Committee setting forth:
(A)	All of the grounds upon which his or her request for review is based and any facts in support of his or her request, and

(B)	Any issues or comments which the applicant deems pertinent to his or her application; and
(2)	Review pertinent documents.
(d)	Hearings. In appropriate cases, the Committee may provide for a hearing to be conducted with respect to the review of any claim. In such event, the Committee shall give notice of such hearing to the claimant affected, as well as the procedures for the hearing, such as the length of the hearing, whether witnesses may be presented, whether cross-examination will be allowed, and any other matters which the Committee considers pertinent.

(e)	Time For Seeking Review. A claimant may seek review of a denied claim within 65 days after receipt by the claimant of written notification of the denial or partial denial of the claim. Under extraordinary circumstances, the Plan may extend this time period.

(f)	Decision on review.
(1)	A decision by the Committee shall be made promptly, and shall not ordinarily be made later than 60 days after the Committee’s receipt of a request for review.

(2)	The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan or other documents governing the Plan on which the decision is based.

(3)	The decision on review shall be furnished to the claimant within the appropriate time described in paragraph (1) of this subsection. If the decision on review is not furnished within such time, the claim shall be deemed denied on review.

(4)	The decision of the Committee on any application for benefits shall be final and conclusive upon all persons if supported by substantial evidence in the record.
(g)	Disclosure of Claim Procedures. All Plan participants shall be given a description of the claims procedures, which shall include a description of the time limits set forth in subsections (a), (e) and (f), within a reasonable time after commencing participation in the Plan.

(h)	Delegation. The Committee may delegate its responsibilities under this subsection to a subcommittee, individual, or other person.
16.	Qualified Domestic Relations Orders. The Administrative Committee shall establish procedures for handling domestic relations orders.

17.	Amendments. The Administrative Committee may amend the Plan through written resolution to make the changes identified in subsection (a). Any amendments must be made in accordance with the rules of subsections (b), (c) and (d).
(a)	The Committee may amend the Plan:
(1)	to the extent necessary to keep the Plan in compliance with law;

(2)	to make clarifying changes;

(3)	to correct drafting errors;

(4)	to otherwise conform the Plan documents to the company’s intent;

(5)	to change the participation and eligibility provisions;

(6)	to change plan definitions, formulas or employee transfer rules;

(7)	with respect to administrative, procedural and technical matters including benefit calculation procedures, distribution elections and timing, other elections, waivers, notices, and other ministerial matters; and

(8)	with respect to management of funds.
(b)	Before adopting any Plan amendment, the Committee must obtain:
(1)	a cost analysis of the proposed amendment;

(2)	a legal opinion that the amendment does not violate ERISA or other applicable legal requirements;

(3)	a tax opinion that the amendment will not result in the Plan’s disqualification;

(4)	approval of the amendment from the Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation; and

(5)	approval of the amendment from the Corporate Vice President and Chief Human Resources and Administrative Officer of Northrop Grumman Corporation.
(c)	The Committee must refer to the Board for approval any amendments that:
(1)	will result in an increase in costs on an annual basis in excess of $5,000,000; or

(2)	will result in a decrease in costs on an annual basis in excess of $5,000,000.
(d)	The Committee’s amendment authority may not be delegated.

(e)	Nothing in this section 17 of the Appendix is intended to modify the amendment authority of any company, board or directors, officer or other committee.